30 May 2000

Mr. John C. Lukrich
4037 Bayview Avenue
San Mateo, CA 94403-4309

Dear John,

On behalf of Burst.com, Inc. (Burst), I am pleased and delighted to confirm the terms of our agreement for you to join us as an employee.

You will join Burst as Chief Financial Officer, reporting jointly to the President and Chief Executive Officer. It is also anticipated that you will work three days a week at the Burst office in San Francisco, and two days a week at your home office in San Mateo.

You will start on June 01, 2000. Your initial base salary will be $200,000 per annum. Your base salary will be reviewed annually by the Compensation Committee of the Board of Directors.

In addition to your base salary, you and your family will receive all the benefits accorded to other executive employees, including the medical, dental, vision and supplemental insurance policies. You will be entitled to four weeks of paid vacation per year. You will receive a monthly company car allowance of $750. You will be reimbursed for your continuing professional education, cellular phone, airline club, and other reasonable business-related expenses.

Consistent with Burst's travel policy for senior management, you will be entitled to fly business class on trips exceeding four hours.

Your compensation package will include an employee stock option grant under the terms of the Company's Stock Option Plan (the "Plan"). The option grant will be for 300,000 incentive stock option shares over your first three years with Burst, each grant having a three and one half year vesting period. Seventeen percent (17%) of each round of granted options will vest immediately, and the balance will vest monthly, at approximately 2.0% per month, for as long as you remain employed with Burst. The first 150,000 options will be granted on June 01, 2000, the start of your employment, and will be priced at the fair market value of Burst's common stock as of the date of the grant. On the following two anniversary dates, additional grants of 75,000 incentive stock option shares will be priced at the fair market value of Burst's common stock as of the date of the grant. Your stock options will be subject to the terms and conditions of the Plan and conditioned upon your execution of an Employee Stock Option Agreement.

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You will meet with the  Compensation  Committee of Burst's Board of Directors to
agree upon your incentive bonus formula. The formula will include mutually agreed-upon targets which enable you to earn, at a minimum, an additional 50% of your base salary.

Your employment with Burst will be "at will," and either party may terminate at any time for any reason. In the event that your employment is terminated other than for cause or by your election, Burst will continue to pay you your then-current salary, plus all benefits, for a period of 6 months. In addition, you will be entitled to accelerated vesting of your stock options, with the next 12 months of otherwise-normal vesting becoming vested immediately, and any then-unpriced options being priced as the day of termination. If, within twelve months after any sale or change of control of Burst.com, Executive (a) is terminated without cause, (b) fails to receive a position with the acquirer of comparable responsibility as Executive enjoyed with Corporation before such event, or (c) If any of the positions, duties, or status are assigned to the Executive which are materially different from with the Executive's positions, or a reduction in the Executive's base salary, or the permanent relocation of Executive to any place other than the Greater San Francisco Bay Area, then in such case any of the Executive's unvested 300,000 incentive stock options will vest immediately.

In the event of a dispute between you and Burst arising out of your employment or the termination of your employment, both parties agree to submit the dispute to binding arbitration under the labor arbitration rules of the American Arbitration Association, with both parties afforded a reasonable and adequate opportunity to conduct discovery.

John, we are excited about you joining us. Please sign a copy of this letter and keep a copy for your records. The terms set forth herein are intended to supercede all prior agreements, understandings, and representations concerning your employment with Burst, except as regards your role as a Director of the company.

Kindest regards,



Douglas Glen
President, Burst.com, Inc.

I understand and agree to the above terms.

--------------------------------
John C. Lukrich